NEWS RELEASE

EVEREST RE GROUP, LTD.

Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Everest Provides Catastrophe Loss and Other Information on Fourth Quarter 2019

HAMILTON, Bermuda--(BUSINESS WIRE -- January 30, 2020) – Everest Re Group, Ltd. (“Everest” or the “Company”) expects to report Catastrophe losses in the fourth quarter of 2019 of $215 million, which consist of Typhoon Hagibis in the amount of $190 million and tornado losses in Dallas, Texas in the amount of $25 million. Catastrophe losses are net of estimated reinsurance recoveries and reinstatement premiums.

Also contributing to the fourth quarter 2019 results are the following items:

•         Higher than normal current year losses in the reinsurance crop book related to poor weather conditions in the U.S. and Canada, negatively impacting underwriting income in the amount of about $50 million.

•         Net favorable prior year reserve development of $19 million.

•         Net investment income of about $146 million, including lower limited partnership income of $6 million.

For the full year 2019, Everest expects to report about $1.0 billion of net income, resulting in a net income return on equity of 12%.  The Company continued to see strong rate improvement in most classes of insurance and reinsurance during the fourth quarter of 2019 and at the important January 1 renewal date. The size, scale and financial strength of Everest, combined with a large and well diversified portfolio of business, is allowing the Company to continue to capitalize on the favorable market conditions.

Full results for the quarter and 2019 year will be released on February 10, 2020.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Everest Re Group, Ltd.

Everest Re Group, Ltd. (“Everest”) is a leading global provider of reinsurance and insurance, operating for more than 40 years through subsidiaries in the U.S., Europe, Bermuda and other territories.

Everest offers property, casualty, and specialty products through its various operating affiliates located in key markets around the world.

Everest common stock (NYSE:RE) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestre.com. All issuing companies may not do business in all jurisdictions.

Contact:

Everest Re Group, Ltd.

Jon Levenson, Head of Investor Relations

Investor.relations@everestre.com

Phone (908) 604-3169